Exhibit 10.1

Amendment to the
FOSTER WHEELER INC.
Directors’ Stock Option Plan

The Foster Wheeler Inc. Directors’ Stock Option Plan (the “Plan”) is hereby amended as follows, pursuant to resolutions adopted by the Board of Directors of Foster Wheeler Ltd. and its Compensation Committee at their meetings held December 8, 2008, and resolutions adopted by the Board of Directors of Foster Wheeler Inc. dated January 23, 2009:

1.                                       References in the Plan to “Parent” are replaced with “Foster Wheeler AG.”

2.                                       The following new Section 11 is added to the Plan:

11.           Redomestication.  Foster Wheeler Ltd. moved the place of organization of the parent company of its group of companies from Bermuda to Switzerland by means of a scheme of arrangement (“Scheme of Arrangement”) between Foster Wheeler Ltd. and Foster Wheeler AG, a wholly-owned subsidiary of Foster Wheeler Ltd. registered in Switzerland, and certain related agreements described in Foster Wheeler Ltd.’s Proxy Statement for the Special Court-Ordered Meeting of Common Shareholders held on January 27, 2009.  Effective upon the completion of the Scheme of Arrangement, shares of Foster Wheeler AG will be issued, held, made available, or used to measure benefits as appropriate under the Plan in lieu of common shares of Foster Wheeler Ltd. with respect to all outstanding awards.

3.                                       This Amendment shall take effect upon completion of the Scheme of Arrangement (as described in the resolutions adopted on December 8, 2008 by the Board of Directors of Foster Wheeler Ltd.) and shall apply to all awards outstanding on such date.

IN WITNESS WHEREOF, Foster Wheeler Inc. has caused this Amendment to the Plan to be executed.

FOSTER WHEELER INC.

By:	/s/ Peter J. Ganz
Name:	Peter J. Ganz
Title:	Executive Vice President